Exhibit 99.1

CONTACT:
Bob Burke	Jason Fredette
ATG	Sharon Merrill Associates, Inc.
617/386-1000	617/542-5300
CEO@atg.com	jfredette@investorrelations.com

ATG ANNOUNCES CFO’S PLAN TO RESIGN, EFFECTIVE JUNE 30, 2005

CAMBRIDGE, Mass., March 22, 2005 – ATG (Art Technology Group, Inc., NASDAQ: ARTG), the software provider behind the most consistent and relevant marketing, commerce, and service experiences, today announced that Chief Financial Officer Ed Terino has informed the company that he intends to seek a senior executive position with a broader range of responsibilities. To provide a transition period, his resignation from ATG will become effective June 30, 2005.

ATG is conducting a search for a replacement and intends to retain an executive search firm to assist in the process.

Bob Burke, president and CEO of ATG, said, “We thank Ed for his many contributions to the company since joining ATG in 2001. During his tenure, Ed successfully settled ATG’s excess real estate obligations and provided financial leadership that helped return the company to profitability. Most recently, he played key roles in our acquisition and integration of Primus and our SOX 404 compliance efforts.”

Burke continued, “Ed will be leaving behind a capable finance team, which was strengthened in 2004 with the addition of Paul Fitzgerald as our vice president of finance. I look forward to Ed’s continued assistance as we conduct our search for our next CFO. On behalf of everyone at ATG, we wish Ed success in his future endeavors.”

About ATG
ATG (Art Technology Group, Inc., NASDAQ: ARTG) delivers innovative software to help high-end consumer-facing companies create a richer, more adaptive interactive experience for their customers and partners online, via email and messaging, and through contact centers. ATG has delivered category-leading commerce, marketing and customer service solutions to hundreds of the world’s best-known brands including A&E Networks, Airbus, American Airlines, American Eagle Outfitters, AT&T Wireless, Best Buy, Boeing, France Telecom, Friends Provident, GE, Hewlett-Packard, HSBC, InterContinental Hotels Group, Kingfisher, Merrill Lynch, Neiman Marcus, Philips, Procter & Gamble, SBC, Target, T-Mobile, US Army, US Federal Aviation Administration, Warner Music, Washington Mutual, Wells Fargo and Yahoo!. The company is headquartered in Cambridge, Massachusetts, with additional locations throughout North America, Europe, and Asia. For more information about ATG, please visit www.atg.com.